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CAMBREX CORPORATION                                 NEWS RELEASE
One Meadowlands Plaza
East Rutherford, NJ 07073
Tel: (201) 804-3000   Fax: (201) 804-9852           Release Date: November 30, 2001

                                                    Contact: Salvatore Guccione
                                                             Senior Vice President/CFO
                                                             201-804-3020

                                                             Anne-Marie Hess
                                                             Director, Investor Relations
                                                             & Corporate Communications
                                                             201-804-3062
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                CAMBREX ANNOUNCES NEW ORGANIZATION TO IMPROVE
                        STRATEGIC FOCUS ON LIFE SCIENCES


      East Rutherford, NJ - November 30, 2001 - Cambrex Corporation (NYSE: CBM) announced today a plan to realign its businesses in recognition of the Company's strategic emphasis on the growing opportunities in the life sciences industry.

      Effective January 1, 2002, the operating units that primarily produce specialty and fine chemicals, and animal health and agriculture products will be combined under a new subsidiary Rutherford Chemicals, Inc. The chemical company will manage CasChem Inc., Bayonne, NJ; Cosan Chemical Corporation, Carlstadt, NJ, and Heico Chemicals Inc., Delaware Water Gap, PA; Nepera Inc., Harriman, NY; Zeeland Chemicals Inc., Zeeland, MI; and Seal Sands Chemicals Ltd., Teeside, UK.

      Dr. Keith Hendersen, currently President, Cambrex Fine Chemicals will become President, Rutherford Chemicals. The new structure will result in a change in the operating segments for financial reporting purposes.

      The company expects to take one-time charges in the fourth quarter to cover impaired assets, severance, and other costs related to the realignment. The combined one-time charges are estimated to be between $10-20 million, the majority of which are expected to be non-cash items.

      James Mack, Chairman and CEO remarked, "The realignment facilitates the dedication of resources to our life sciences businesses. It also provides for a separate management team to focus on traditional chemical markets, and better positions the Company to seek ways to maximize the value of these businesses."

      Cambrex is a global, diversified life science company dedicated to providing high quality products and services to help accelerate drug discovery, development, and manufacturing processes for our pharmaceutical, biopharmaceutical, biotechnology, and other research customers.

      Various statements made in this press release may constitute "forward-looking" statements for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act and Rule 3B-6 under The Exchange Act. The forward-looking statements may be indicated through use of the words "intend," "may," "expected," "plan," and other words of similar meaning. The forward-looking statements contained herein may involve technological and competitive risks and uncertainties that exist in the Company's operations and business environment that may cause results to differ materially from the Company's expectations. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to factors detailed in the Cambrex's Annual Report on Form-10K and other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

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